Exhibit 99.1

Ferrellgas Partners, L.P. Completes Sale of Remaining Bridger Operations and Global Sourcing Business

LIBERTY, Mo., August 1, 2018 (GLOBE NEWSWIRE) — Ferrellgas Partners, L.P. (NYSE:FGP) (“Ferrellgas” or the “Company”) today announced the successful divestitures of its Bridger Environmental, Bridger Transportation, and Bridger Terminals (collectively as Bridger) and Blue Rhino Global Sourcing lines of business. These divestitures reflect the Company’s decision to focus on its core retail propane distribution and Blue Rhino tank exchange operations. The transactions generated net proceeds of approximately $92 million which are to be re-invested into growth opportunities of the propane business, debt reduction or general working capital purposes.

The Company completed the Bridger sale, which includes the company’s saltwater disposal operations operating as Bridger Environmental, all assets associated with its crude oil trucking business operating as Bridger Transportation, and two crude oil injection terminals to two subsidiaries controlled by Pilot Flying J on July 31, 2018. Other terms of the deal were not disclosed.  In separate transactions, the remaining assets of the Bridger Terminal business were sold to various parties.  The largest of these assets, the Swan Ranch Terminal, was sold to a division of The Granite Peak Group.

Further, the Company also recently completed the sale of Blue Rhino Global Sourcing, which manufactures and distributes grills, firepits, and grilling tools. The transaction closed on July 27, 2018 to an undisclosed buyer.  This business is not related to the Blue Rhino tank exchange business, which the Company will continue to own and operate.

“We continue to pursue strategies that enable us to focus on our retail propane and Blue Rhino tank exchange businesses,” said James E. Ferrell, Interim Chief Executive Officer and President of Ferrellgas. “Our propane operations have seen strong growth this year and we have good momentum.  We see that trend continuing as we build our company for long term success to the benefit of our customers, our employees and our investors.”

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico, and provides midstream services to major energy companies in the United States. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on September 28, 2017. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

About Pilot Flying J

Pilot Flying J, the largest operator of travel centers in North America, is committed to connecting people and places with comfort, care and a smile at every stop. Headquartered in Knoxville, Tennessee, Pilot Flying J has more than 750 retail locations in 44 states, Roadside assistance available at over 145 locations nationwide and growing as part of its Truck Care program, 44 Goodyear Commercial Tire and Service Centers, and 34 Boss Shops. The Pilot Flying J network provides drivers with access to more than 72,000 parking spaces for trucks with Prime Parking at more than 400 locations, 5,200 deluxe showers and more than 6,200 diesel lanes with 5,200 offering Diesel Exhaust Fluid (DEF) at the pump. Pilot Flying J is currently ranked No. 15 on Forbes’ list of America’s Largest Private Companies. Visit www.pilotflyingj.com/ for more information.

About The Granite Peak Group

The Granite Peak Group (www.thegranitepeakgroup.com) is a diverse group of infrastructure and service companies including rail and midstream assets, frac sand and petroleum product transloading, fabrication, crude oil marketing, and a broad real estate portfolio.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2017, the Form 10-Q of these entities for the fiscal quarter ended April 30, 2018 and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Jim Saladin, Media Relations — jimsaladin@ferrellgas.com, 913-661-1833
Bill Ruisinger, Investor Relations — billruisinger@ferrellgas.com, 816-792-7914